Exhibit 99.1

News Release

Investor Relations: Amy Glynn/Yaeni Kim, +1 646 654 4931/5391

Media Relations: Anne Taylor Adams, +1 646 654 5759

NIELSEN REPORTS 3rd QUARTER 2016 RESULTS

New York, USA – October 25, 2016 – Nielsen Holdings plc (NYSE: NLSN) today announced third quarter 2016 results.  Revenues were $1,570 million for the third quarter of 2016, up 2.5%, or 3.6% on a constant currency basis, compared to the third quarter of 2015.

“Our revenue grew in the third quarter, despite a more challenging environment, highlighting the strength of our balanced portfolio.  In the Watch segment, market adoption of Total Audience continues to grow at a healthy clip.  Digital Content Ratings are now fully syndicated and the industry is moving forward to a new ratings standard anchored by our Total Audience Measurement system, which is well-positioned to play an important role in the 2017 upfronts,” said Mitch Barns, Chief Executive Officer of Nielsen.

Barns continued, “In the Buy segment, while emerging markets continued to produce top-line growth, our results in the developed markets were disappointing, particularly in the U.S.  Many of our clients are seeking efficiency and productivity in the face of a challenging growth environment. Given these evolving needs, we are realigning our portfolio by exiting non-core services, reallocating resources and accelerating our investments in our strategic initiatives to help our clients grow and to better position our business for the future.  In short, our Buy business is working through a process of change that is similar to what we’ve been executing on successfully in our Watch business.”

Net income for the third quarter of 2016 decreased 7.0%, or 8.3% on a constant currency basis, to $132 million, compared to the third quarter of 2015, as solid operating earnings were offset primarily by higher restructuring charges. Net income for the third quarter of 2016 included restructuring charges of $29 million, primarily in our Buy segment. Net income per share on a diluted basis decreased to $0.36, compared to $0.38 for the third quarter of 2015.

Adjusted Net Income for the third quarter of 2016 increased 3.9%, or 3.1% on a constant currency basis, to $266 million compared to the third quarter of 2015. Adjusted Net Income per share on a diluted basis grew 7.2% to $0.74, or 5.7% on a constant currency basis, for the third quarter of 2016 compared to $0.69 in the third quarter of 2015.

Adjusted EBITDA for the third quarter of 2016 increased 4.0%, on a reported and constant currency basis, to $498 million, compared to the third quarter of 2015. Adjusted EBITDA margins grew 43 basis points, or 10 basis points on a constant currency basis, to 31.7%, due to the benefit of our ongoing productivity initiatives and the operating leverage of the business.

Revenues within the Buy segment for the third quarter of 2016 decreased 0.9% to $809 million, but increased 0.9% on a constant currency basis. Buy revenues in developed markets decreased 3.7%, or 2.5% on a constant currency basis, due to softness in our discretionary services, especially in the U.S. market, as well as portfolio pruning initiatives which target slow growth and non-core services. Buy emerging markets revenues increased 5.5%, or 8.5% on a constant currency basis, as our global footprint, coverage expansion and broad product offerings continue to position us well with both local and multinational clients.

Revenues within the Watch segment for the third quarter of 2016 increased 6.4%, or 6.7% on a constant currency basis, to $761 million. Audience Measurement of Video and Text revenues increased 8.3%, or 8.5% on a constant currency basis, primarily due to our ongoing investments and continued client adoption of our Total Audience Measurement framework. Audio revenues decreased 2.8% on a reported and constant currency basis due to timing of deliveries.  Marketing Effectiveness had another strong quarter, growing revenues by 27.9%, or 31.8% on a constant currency basis, due to our continued investments in our product portfolio and clients’ growing demand for our marketing ROI and precision targeting tools. Other Watch revenues decreased 14.6%, or 16.3% on a constant currency basis, due to the sale of the National Research Group, Inc., which was completed in the fourth quarter of 2015. Excluding Other Watch, our Watch segment grew 7.9%, or 8.4% on a constant currency basis, for the quarter.

Financial Position

As of September 30, 2016, Nielsen’s cash and cash equivalents were $446 million and gross debt was $7,957 million. Net debt (gross debt less cash and cash equivalents) was $7,511 million and our net debt leverage ratio was 3.91x at the end of the third quarter. Net capital expenditures were $103 million for the third quarter of 2016, compared to $107 million in the third quarter of 2015.

Cash flow from operations increased to $456 million for the third quarter of 2016 from $454 million in the third quarter of 2015. Free cash flow for the third quarter of 2016 increased to $353 million, from $347 million in the third quarter of 2015. Cash flow performance was driven by our continued focus on working capital management and timing of capital expenditures.

In October 2016, Nielsen entered into an amendment to its credit agreement, which provided for an incremental facility of Class B-2 Euro Term Loans in an aggregate principal amount of €380 million, maturing in April 2021. Proceeds were used to replace or refinance the existing Class B-2 Euro Term Loans, and to repay certain other indebtedness.  The amendment also provided for a new class of term loans in an aggregate principal amount of $1.9 billion, maturing in October 2023.  Proceeds were used to replace or refinance in full a like amount of existing Class B-1 Term Loans maturing May 30, 2017 and Class B-2 Dollar Term Loans maturing April 15, 2021 and to repay certain other indebtedness.

Capital Allocation

The company repurchased $90 million of shares of its common stock during the third quarter of 2016.  The company has a total of $460 million remaining for repurchase under the existing share repurchase program, which it anticipates largely utilizing by the end of 2017.

2016 Full Year Guidance

Based on third quarter performance and our outlook for the remainder of the year in developed Buy, we are updating our 2016 full year guidance for total revenue growth on a constant currency basis to 3.5% - 4.0%, Adjusted EBITDA Margin Growth to 30 basis points, Adjusted Net Income Per Share to $2.73 - $2.79 and Free Cash Flow to approximately $850 million. A reconciliation of these forward-looking non-GAAP measures to the most directly comparable GAAP measure has not been provided in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts as a result of certain of the adjustments utilized, including the impact of foreign exchange and income taxes.

Conference Call and Webcast

Nielsen will hold a conference call to discuss its third quarter 2016 results at 8:00 a.m. U.S. Eastern Time (ET) on October 25, 2016. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-877-201-0168. Callers outside the U.S. can dial +1-647-788-4901. The passcode for the call is “92937681.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth under “2016 Full Year Guidance” above as well as those that may be identified by words such as ‘will’, ‘expect’, ‘anticipates’, ‘should’, ‘goal’, ‘look’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the company (including the company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global performance management company that provides a comprehensive understanding of what consumers watch and buy. Nielsen’s Watch segment provides media and advertising clients with Total Audience measurement services across all devices where content — video, audio and text — is consumed. The Buy segment offers consumer packaged goods manufacturers and retailers the industry’s only global view of retail performance measurement. By integrating information from its Watch and Buy segments and other data sources, Nielsen provides its clients with both world-class measurement as well as analytics that help improve performance.  Nielsen, an S&P 500 company, has operations in over 100 countries that cover more than 90 percent of the world’s population. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen.

Results of Operations—(Three and Nine Months Ended September 30, 2016 and 2015)

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2016	2015	2016	2015
Revenues	$1,570	$1,531	$4,653	$4,548
Cost of revenues	642	615	1,937	1,885
Selling, general and administrative expenses	452	459	1,391	1,405
Depreciation and amortization	151	144	450	432
Restructuring charges	29	15	73	43
Operating income	296	298	802	783
Interest income	1	1	3	3
Interest expense	(85)	(79)	(247)	(231)
Foreign currency exchange transaction gains/(losses), net	2	5	(3)	(27)
Income from continuing operations before income taxes and equity in net losses of affiliates	214	225	555	528
Provision for income taxes	(82)	(82)	(208)	(206)
Equity in net losses of affiliates	—	(1)	—	(1)
Net income	132	142	347	321
Net income attributable to noncontrolling interests	2	—	4	2
Net income attributable to Nielsen stockholders	$130	$142	$343	$319
Net income per share of common stock, basic
Income from continuing operations	$0.36	$0.39	$0.95	$0.87
Net income attributable to Nielsen stockholders	$0.36	$0.39	$0.95	$0.87
Net income per share of common stock, diluted
Income from continuing operations	$0.36	$0.38	$0.94	$0.86
Net income attributable to Nielsen stockholders	$0.36	$0.38	$0.94	$0.86
Weighted-average shares of common stock outstanding, basic	357,088,498	365,498,696	359,303,099	368,323,542
Dilutive shares of common stock	3,486,309	3,999,243	3,686,397	4,135,995
Weighted-average shares of common stock outstanding, diluted	360,574,807	369,497,939	362,989,496	372,459,537

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the Company has determined that it is appropriate to make this data available to all investors.  None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for the three and nine months ended September 30, 2016.

(IN MILLIONS) (UNAUDITED)	Three Months Ended September 30, 2016 Reported	Three Months Ended September 30, 2015 Reported	% Variance 2016 vs. 2015 Reported	Three Months Ended September 30, 2015 Constant Currency	% Variance 2016 vs. 2015 Constant Currency

Revenues by segment
Developed Markets	$542	$563	(3.7)%	$556	(2.5)%
Emerging Markets	267	253	5.5%	246	8.5%
Buy	$809	$816	(0.9)%	$802	0.9%

Audience Measurement (Video and Text)	$496	$458	8.3%	$457	8.5%
Audio	137	141	(2.8)%	141	(2.8)%
Marketing Effectiveness	87	68	27.9%	66	31.8%
Other Watch	41	48	(14.6)%	49	(16.3)%
Watch	$761	$715	6.4%	$713	6.7%
Total	$1,570	$1,531	2.5%	$1,515	3.6%

(IN MILLIONS) (UNAUDITED)	Nine Months Ended September 30, 2016 Reported	Nine Months Ended September 30, 2015 Reported	% Variance 2016 vs. 2015 Reported	Nine Months Ended September 30, 2015 Constant Currency	% Variance 2016 vs. 2015 Constant Currency

Revenues by segment
Developed Markets	$1,674	$1,694	(1.2)%	$1,672	0.1%
Emerging Markets	780	772	1.0%	715	9.1%
Buy	$2,454	$2,466	(0.5)%	$2,387	2.8%

Audience Measurement (Video and Text)	$1,459	$1,361	7.2%	$1,351	8.0%
Audio	380	382	(0.5)%	381	(0.3)%
Marketing Effectiveness	238	194	22.7%	191	24.6%
Other Watch	122	145	(15.9)%	146	(16.4)%
Watch	$2,199	$2,082	5.6%	$2,069	6.3%
Total	$4,653	$4,548	2.3%	$4,456	4.4%

The below table presents a reconciliation from Adjusted EBITDA and Adjusted Net Income on a reported basis to a constant currency basis for the three and nine months ended September 30, 2016.

(IN MILLIONS) (UNAUDITED)	Three Months Ended September 30, 2016 Reported	Three Months Ended September 30, 2015 Reported	% Variance 2016 vs. 2015 Reported	Three Months Ended September 30, 2015 Constant Currency	% Variance 2016 vs. 2015 Constant Currency

Net Income	$132	$142	(7.0)%	$144	(8.3)%

Adjusted EBITDA	$498	$479	4.0%	$479	4.0%

Adjusted Net Income	$266	$256	3.9%	$258	3.1%

Adjusted Net Income per Share (diluted)	$0.74	$0.69	7.2%	$0.70	5.7%

(IN MILLIONS) (UNAUDITED)	Nine Months Ended September 30, 2016 Reported	Nine Months Ended September 30, 2015 Reported	% Variance 2016 vs. 2015 Reported	Nine Months Ended September 30, 2015 Constant Currency	% Variance 2016 vs. 2015 Constant Currency

Net Income	$347	$321	8.1%	$316	9.8%

Adjusted EBITDA	$1,390	$1,327	4.7%	$1,314	5.8%

Adjusted Net Income	$710	$675	5.2%	$670	6.0%

Adjusted Net Income per Share (diluted)	$1.96	$1.81	8.3%	$1.80	8.9%

Adjusted Net Income and Adjusted Net Income per Share

We define Adjusted Net Income as net income or loss from our consolidated statements of operations before, depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, other non-operating items from our consolidated statements of operations, and certain other items that arise outside the ordinary course of our continuing operations reduced by cash paid for income taxes.

Depreciation and amortization associated with acquisition-related tangible and intangible assets: We exclude the impact of depreciation and amortization associated with acquired tangible and intangible assets, as these non-cash expenses are significantly impacted by the timing and/or size of acquisitions. We believe that the operating results after the adjustment of these items more closely correlate with the sustainability of our operating performance. Although we exclude depreciation and amortization of acquired tangible and intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such tangible and intangible assets contribute to revenue generation. Depreciation and amortization of these assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized or impaired. Any future acquisitions may result in the depreciation and amortization of additional tangible and intangible assets.

Restructuring charges: We exclude restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges, from our Adjusted Net Income to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value these assets will generate for us. Furthermore, we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other non-operating expenses, net: We have excluded foreign currency exchange transaction gains and losses primarily related to intercompany financing arrangements as well as other non-operating income and expense items, such as, gains and losses recorded on business combinations or dispositions, sales of investments and early redemption payments made in connection with debt refinancing. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other items: To measure operating performance we have excluded certain expenses that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements, acquisition related expenses, business optimization costs and other transaction costs. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Income tax provision: We adjust the income tax provision to reflect the cash taxes paid during the period. We believe that this adjustment is necessary as cash taxes more closely correlate with the sustainability of our operating performance. The principal difference between our cash taxes and our tax provision relate to the utilization of U.S. federal tax attributes, the book benefit of which were recorded when these attributes were recognized in our tax returns. Consistent with prior years where such benefit was not reflected in our Adjusted Net Income we do not reflect the utilization of these attributes as an expense within Adjusted Net Income.

As management believes the aforementioned items can distort trends associated with our historical and ongoing performance, we believe that the evaluation of our financial performance can be enhanced by a supplemental presentation of results that exclude the impact of these items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods.

The below table presents reconciliations from net income and net income per share of common stock on a diluted basis to Adjusted Net Income and Adjusted Net Income per share of common stock on a diluted basis for the three and nine months ended September 30, 2016 and 2015:

	Three Months Ended September 30, 2016 (Unaudited)		Three Months Ended September 30, 2015 (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	Total amounts	Per share amounts / impact (on a diluted basis)	Total amounts	Per share amounts / impact (on a diluted basis)
Net income	$132	$0.36	$142	$0.38
Provision for income taxes	82	0.23	82	0.22
Other non-operating income, net	(2)	(0.01)	(5)	(0.01)
Restructuring charges	29	0.08	15	0.04
Depreciation and amortization associated with acquisition-related tangible and intangible assets	53	0.16	51	0.14
Equity in net loss of affiliates	—	—	1	—
Cash paid for income taxes	(39)	(0.11)	(40)	(0.11)
Other items(a)	11	0.03	10	0.03
Adjusted net income	$266	$0.74	$256	$0.69
Weighted-average shares of common stock outstanding, basic	357,088,498		365,498,696
Dilutive shares of common stock from stock compensation plans	3,486,309		3,999,243
Weighted-average shares of common stock outstanding, diluted.	360,574,807		369,497,939
(a)	For the three months ended September 30, 2016 and 2015, other items primarily consist of business optimization costs.

	Nine Months Ended September 30, 2016 (Unaudited)		Nine Months Ended September 30, 2015 (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	Total amounts	Per share amounts / impact (on a diluted basis)	Total amounts	Per share amounts / impact (on a diluted basis)
Net income	$347	$0.94	$321	$0.86
Provision for income taxes	208	0.58	206	0.55
Other non-operating expense, net	3	0.01	27	0.07
Restructuring charges	73	0.20	43	0.12
Depreciation and amortization associated with acquisition-related tangible and intangible assets	158	0.44	152	0.41
Equity in net loss of affiliates	—	—	1	—
Cash paid for income taxes	(107)	(0.29)	(105)	(0.28)
Other items(a)	28	0.08	30	0.08
Adjusted net income	$710	$1.96	$675	$1.81
Weighted-average shares of common stock outstanding, basic	359,303,099		368,323,542
Dilutive shares of common stock from stock compensation plans	3,686,397		4,135,995
Weighted-average shares of common stock outstanding, diluted.	362,989,496		372,459,537
(a)	For the nine months ended September 30, 2016 and 2015, other items primarily consist of business optimization costs.

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items that arise outside the ordinary course of our continuing operations. The adjustment to calculate Adjusted EBITDA are further described above in the Adjusted Net Income section. In addition, we exclude the impact of costs relating to stock-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of stock-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Stock-based compensation expense can vary significantly based on the timing, size and nature of awards granted. Finally, to the extent not already adjusted for, Adjusted EBITDA reflects adjustments for interest, taxes, depreciation and amortization (EBITDA represents earnings before interest, taxes, depreciation and amortization).

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

The below table presents reconciliations from net income to Adjusted EBITDA for the three and nine months ended September 30, 2016 and 2015:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS)	2016	2015	2016	2015
Net income	$132	$142	$347	$321
Interest expense, net	84	78	244	228
Provision for income taxes	82	82	208	206
Depreciation and amortization	151	144	450	432
EBITDA	449	446	1,249	1,187
Equity in net loss of affiliates	—	1	—	1
Other non-operating (income)/expense, net	(2)	(5)	3	27
Restructuring charges	29	15	73	43
Stock-based compensation expense	11	12	37	39
Other items(a)	11	10	28	30
Adjusted EBITDA	$498	$479	$1,390	$1,327
(a)	For the three and nine months ended September 30, 2016 and 2015, other items primarily consist of business optimization costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, plus contributions to the Nielsen Foundation, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchase of common stock, voluntary repayment of debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS)	2016	2015	2016	2015
Net cash provided by operating activities	$456	$454	$753	$808
Plus: Non-recurring contribution to the Nielsen Foundation	—	—	36	—
Less: Capital expenditures, net	(103)	(107)	(324)	(306)
Free cash flow	$353	$347	$465	$502

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of September 30, 2016 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of September 30, 2016	$7,957
Less: cash and cash equivalents as of September 30, 2016	(446)
Net debt as of September 30, 2016	$7,511

Adjusted EBITDA for the year ended December 31, 2015	$1,858
Less: Adjusted EBITDA for the nine months ended September 30, 2015	$(1,327)
Add: Adjusted EBITDA for the nine months ended September 30, 2016	$1,390
Adjusted EBITDA for the twelve months ended September 30, 2016	$1,921

Net debt leverage ratio as of September 30, 2016	3.91x